Exhibit 99.1

CATC LOGO
Computer Access Technology Corporation
2403 Walsh Avenue, Santa Clara, CA 95051-1302
Tel: (408) 727-6600, Fax: (408) 727-6622
www.catc.com

FOR IMMEDIATE RELEASE
Contact:	Jean-Louis Gassée Tel: (408) 727-6600 Email: Investor.Relations@catc.

Carmine J. Napolitano Named Chief Financial Officer and
Peretz Tzarnotzky Named EVP – Engineering
of Computer Access Technology Corp.

Santa Clara, CA—September 3, 2002—Computer Access Technology Corp. (NASDAQ: CATZ), a communication protocol expert company and a leading provider of advanced verification systems and connectivity products for digital communications standards, today announced the appointment of Carmine J. Napolitano, as Vice President and Chief Financial Officer. Napolitano, 34, will replace Dennis W. Evans, who is resigning to pursue other interests. Napolitano was previously the Vice President of Finance & Administration and Chief Financial Officer of Centric Software since August 1995.

Prior to joining Centric Software, Napolitano was Treasurer at Wavefront Technologies, a leader in 3D animation software, from 1993 until 1995. From 1991 to 1993 he was an Associate with Merrill Lynch & Co. in New York and from 1990 to 1991, Napolitano was a design engineer for Applied Magnetics, a global high tech computer component supplier. Napolitano received a BS in Mechanical Engineering from the University of California, Santa Barbara and a MBA in Finance from New York University.

“We are pleased with the result of our search for a new CFO of CATC,” said Jean-Louis Gassée, President and CEO of CATC. “We were determined to find an experienced executive with demonstrated success as a financial leader of high tech companies. Carmine has the background and a track record of leading high technology organizations to new levels of growth and success in the finance area. We look forward to his contributions to CATC’s future. At the same time, I’d like to salute Dennis Evans’

CATC Names Carmine J. Napolitano as CFO
and Peretz Tzarnotzky as EVP – Engineering

contribution to our solid foundation and thank him for his role in taking us through the IPO process and leaving us with a strong financial base.”

Additionally, CATC announced that Peretz Tzarnotzky has been appointed as the Executive Vice President – Engineering replacing Sri Chandran who has resigned to pursue other interests. Tzarnotzky was one of two founders of CATC in 1992 and currently is a member of the CATC Board of Directors. Most recently, Peretz served as CATC’s CTO.

“We are pleased the Peretz has agreed to take over the leadership of our engineering resources and bring his extensive experience, people skills and charisma directly to drive our product development process”, said Jean-Louis Gassée. “I would also like to thank Sri Chandran for his contributions in building a first class engineering organization and the development of many excellent products.”

About CATC

CATC (NASDAQ: CATZ—news), a communication protocol expert company, provides advanced verification systems and connectivity products for existing and emerging digital communications standards such as USB, IEEE 1394, Bluetooth wireless technology, InfiniBand, Serial ATA, SCSI and Ethernet. CATC products are used by semiconductor, device, system and software companies at each phase of their products’ lifecycles from development through production and market deployment. CATC verification systems consist of development and production products that accurately monitor communications traffic and diagnose operational problems to ensure standards compliance and interoperability as well as assist system manufacturers to download software onto new computers. CATC connectivity products enable reliable, uninterrupted service for broadband Internet access. CATC was founded in 1992 and is headquartered in Santa Clara, California. CATC can be found on the web at http://www.catc.com.

This press release may contain forward-looking statements based on CATC’s current expectations, such as management capability and experience, levels of growth,

CATC Names Carmine J. Napolitano as CFO
and Peretz Tzarnotzky as EVP – Engineering

profitability and shareholder value. These forward-looking statements involve risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements, such as CATC’s management performance, success of growth, profitability and increased shareholder value. These factors, as well as other factors that could cause actual results to differ materially, are discussed in more detail in CATC’s Annual Report on Form 10K, filed March 28, 2002, its most recent Form 10-Q filed on August 14, 2002 and subsequent filings CATC may make with the SEC, as amended, which can be viewed at the Securities and Exchange Commission’s website at http://www.sec.gov/